EXHIBIT 10.3
Amended and Restated Letter Agreement
September 29, 2011
Kevin S. Pruett
57 Country Club Road
Cocoa Beach, FL 32931

Dear Mr. Pruett:
On behalf of World Surveillance Group Inc. (the “Company”), I would like to invite you to join the Company’s Board of Directors on the terms set forth below.  I believe that your knowledge and experience will be an invaluable addition to the Company.

As compensation for your services as a director, the Company shall issue you 100,000 fully paid and non-assessable shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), such shares to be subject to the restrictions of Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), per fiscal quarter of service beginning in the third fiscal quarter of 2011. As compensation for your services as Chairman of the Audit Committee of the Board of Directors, the Company shall issue you an additional 50,000 fully paid and non-assessable shares of Common Stock, such shares to be subject to the restrictions of Rule 144 promulgated pursuant to the Securities Act, per fiscal quarter of service beginning in the third fiscal quarter of 2011.

You are being added to the Board of Directors as a Class II Director whose term shall expire at the 2012 Annual Meeting of Stockholders of the Company, unless reelected as a director by the shareholders of the Company at that time.   We plan on having at least monthly Board meetings, some of which will be in person and others to be telephonic.  All of your travel and accommodation expenses reasonably incurred in connection with in-person Board meetings will be reimbursed by the Company.

The Company does not yet have Directors and Officers liability insurance but intends to attempt to get such insurance as soon as it is reasonably and commercially able to do so.

Attached for your review, please find an Indemnification Agreement with the Company and copies of the Company’s Insider Trading Policy, Code of Ethics and Business Conduct, and Related Party Transaction Policy, which as a director of the Company you will be subject to.  As the Company is publicly traded, you will also be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which requires, among other things, you to file Forms 3, 4 and 5s and comply with the short-swing profit rules – attached is a brief memo that discusses such rules.  Please do not hesitate to contact me or our General Counsel, Barbara Johnson, if you have any questions.

You acknowledge that you (a) understand the requirements of and the general terms under which you will serve as a director of the Company, (b) understand that as a director you will have a fiduciary duty to the Company and agree that you will at all times act in the Company’s best interests while acting in your capacity as a director of the Company, (c) will do your best to attend Board meetings and any meetings of committees of which you are then a member, (d) have read and will adhere to the Company’s Insider Trading Policy, Code of Ethics and Business Conduct, and Related Party Transaction Policy, (e) will comply with all applicable state and federal laws and regulations, including Sections 10 and 16 of the Exchange Act and the rules promulgated thereunder, (f) will act in accordance with the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, as both may be amended from time to time, and the corporate law of the State of Delaware, (g) agree to hold all information and Board materials supplied to you regarding the Company in the strictest confidence and to not disclose such information or materials to any third party or use such information or materials other than in your capacity as a member of the Board of Directors of the Company, and (h) have no agreement which would be violated by your service as a director of the Company and you agree not to enter into any agreement while you are a director that creates a conflict of interest with this letter agreement.

If you are in agreement with these terms, I would appreciate it if you would execute two original copies of this letter agreement, which will also reflect your receipt and understanding of your obligations pursuant to the above identified policies and rules.  Please keep one copy of the letter agreement for your records, and return the other copy of the letter agreement to Barbara Johnson.

We very much look forward to working with you.

Very Truly Yours,

World Surveillance Group Inc.

By:	/s/ Glenn D. Estrella
Glenn D. Estrella
President and CEO

Accepted and Agreed,

/s/ Kevin S. Pruett
Kevin S. Pruett